News Release
For Release July 22, 2020
9:00 A.M.

Contact: (803) 951- 2265
D. Shawn Jordan, EVP & Chief Financial Officer or
Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Second Quarter Results and Cash Dividend

Highlights for Second Quarter of 2020

•	Net income of $2.217 million.
•	Pre-tax pre-provision earnings of $3.999 million, up 9.2% year-over year and 20.9% linked quarter.
•	Diluted EPS of $0.30 per common share for the quarter and $0.54 year-to-date through June 30, 2020
•	Total loans increased during the second quarter by $67.843 million, an annualized growth rate of 36.4%. Excluding Paycheck Protection Program or PPP loans, loan growth was $19.978 million, a 10.7% annualized growth rate.
•	Facilitated PPP loans (combined direct and external channels) for 896 customers totaling $80.7 million as of July 17, 2020.
•	Pure deposit growth, including customer cash management, of $133.5 million, an annualized growth rate of 59.9%.
•	Record quarter for mortgage line of business with revenue growth of 27.0% year-over-year.
•	Net interest margin on a tax equivalent basis of 3.38%, including PPP loans and 3.40% excluding PPP loans.
•	Strong credit quality metrics with non-performing assets (NPAs) of 0.25%, past due ratio of 0.04% and net loan charge-offs excluding overdrafts of $4.7 thousand, with a year-to-date through June 30, 2020 net recovery of $3.6 thousand.
•	Cash dividend of $0.12 per common share, which is the 74th consecutive quarter of cash dividends paid to common shareholders.

Lexington, SC – July 22, 2020 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the second quarter of 2020 of $2.217 million as compared to $2.881 million in the second quarter of 2019. Diluted earnings per common share were $0.30 for the second quarter of 2020 as compared to $0.37 for the second quarter of 2019. On a linked quarter basis, net income increased 23.6% from $1.794 million in the first quarter of 2020 and diluted earnings per common share increased 25.0% from $0.24. Pre-tax pre-provision earnings or PTPPE in the second quarter of 2020 were $3.999 million compared to second quarter of 2019 PTPPE of $3.662 million and first quarter 2020 PTPPE of $3.307 million, an increase of 9.2% and 20.9% respectively.

Year-to-date through June 30, 2020 net income was $4.011 million compared to $5.376 million during the first six months of 2019. Diluted earnings per share for the first half of 2020 were $0.54, compared to $0.70 during the same time period in 2019. Year-to-date through June 30, 2020 PTPPE were $7.306 million compared to $6.868 million during the first half of 2019, an increase of 6.4%. Mike Crapps, First Community President and CEO, commented, “We are pleased with growth in our core earnings even during these unprecedented times. Our ability to quickly launch a platform to process PPP loans along with the revenue diversification with our three lines of business helped to support our performance in the second quarter. While our credit metrics remain strong, again this quarter we increased the provision for loan losses in anticipation of potential future impact from the COVID-19 pandemic.”

Cash Dividend and Capital

The Board of Directors approved a cash dividend for the second quarter of 2020. The company will pay a $0.12 per share dividend to holders of the company’s common stock. This dividend is payable August 17, 2020 to shareholders of record as of August 3, 2020. Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 74th consecutive quarter.”

During the second quarter, no share repurchases have been made under our existing share repurchase plan approved during the third quarter of 2019. Our existing repurchase plan provides the company with some flexibility in managing capital going forward.

In 2018, the Federal Reserve increased the asset size to qualify as a small bank holding company. As a result of this change, the company is generally not subject to the Federal Reserve capital requirements unless advised otherwise. The bank remains subject to capital requirements including a minimum leverage ratio and a minimum ratio of “qualifying capital” to risk weighted assets. These requirements are essentially the same as those that applied to the company prior to the change in the definition of a small bank holding company. Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At June 30, 2020, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 9.31%, 13.02%, and 14.03%, respectively. This compares to the same ratios as of June 30, 2019 of 10.20%, 13.47%, and 14.25%, respectively. As of June 30, 2020, the bank’s Common Equity Tier I ratio was 13.02% compared to 13.47% at June 30, 2019.

Asset Quality / Allowance for Loan and Lease Losses

Asset quality metrics remained strong as of June 30, 2020. The non-performing assets ratio for the second quarter was 0.25% of total assets and total past dues (ratio) was 0.04%. Net loan charge-offs excluding overdrafts for the quarter were $4.7 thousand and the year-to-date through June 30, 2020 net recovery is $3.6 thousand. The ratio of classified loans plus OREO now stands at 5.41% of total bank regulatory risk-based capital as of June 30, 2020.

Mr. Crapps indicated, “As a way to serve our many local businesses and individuals during the past few challenging months, we proactively offered payment deferrals for up to 90 days to our loan customers.” The company reported that at its peak, there were payment deferments on loans totaling approximately $206.9 million (26.9% of the non-PPP loan portfolio). Loans in which payments have been deferred decreased to $175.0 million (22.7% of the non-PPP loan portfolio) at June 30, 2020 and $110.6 million (14.4% of the non-PPP loan portfolio) at July 16, 2020. This is primarily the result of payments being restarted at the conclusion of their payment deferral period. It is also noteworthy that the percentage of loans, in certain identified industries deemed to be “high risk” due to the pandemic, is largely unchanged from prior disclosures.

Even with strong credit quality metrics, due to the uncertainty of future credit losses related to the COVID-19 pandemic and its effect on local businesses, the bank funded $1.250 million to the provision for loan losses in the second quarter compared to $9 thousand in the second quarter of 2019. Year-to-date through June 30, 2020, the bank has funded $2.325 million in provision for loan losses compared to $114 thousand during the first six months of 2019. During the first six months of 2020, the ratio of the Allowance for Loan Loss to total loans has increased from 0.90% as of December 31, 2019 to 1.09% as of June 30, 2020. Mr. Crapps commented, “Our credit metrics continue to indicate the current strong quality of our loan portfolio. This combined with the significant reduction in loans with payments deferred is good news for our company. At the same time, there is much unknown about the economic impact of the pandemic; therefore, we continue to prepare our balance sheet and our resources for an uncertain future.”

Balance Sheet

Total loans increased during the second quarter by $67.843 million, which is an annualized growth rate of 36.4%. Total loans, excluding PPP loans, increased during the second quarter by $19.978 million which is an annualized growth rate of 10.7%. Non-PPP loan growth during the quarter was the result of increased production and lower payoffs/paydowns on a linked quarter. Commercial loan production was $39.3 million during the second quarter compared to $33.5 million in the first quarter of 2020. Early payoffs were less impactful, as evidenced by the ratio of loan portfolio growth to loan production at 50.8% compared to 37.3% on the linked quarter and the average of 31.8% in 2018 and 2019.

In addition to the strong non-PPP loan growth during the quarter, through July 17, 2020 the bank has helped facilitate $80.7 million in PPP loans to 896 customers through a combination of direct loans and referrals to an SBA partner. As of June 30, 2020, the bank had $47.9 million in PPP loans on the balance sheet. As of July 17, 2020, PPP loans on the balance sheet had increased to $49.7 million. Crapps noted, “As a community bank committed to the success of local businesses, we are pleased to be able to support our customers with access to the PPP funding.”

Total deposits were $1.119 billion at June 30, 2020 compared to $986.6 million at March 31, 2020. Pure deposits, which are defined as total deposits less certificates of deposits, increased $133.8 million or 15.7% to $983.8 million at June 30, 2020 from $850.0 million at March 31, 2020. This increase in deposits was partially due to the proceeds of PPP loans that were made during the quarter and stimulus funds. The bank had no brokered deposits and no listing services deposits at June 30, 2020. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were relatively flat at $45.7 million at June 30, 2020 compared to 46.0 million at March 31, 2020. Costs of deposits decreased on a linked quarter basis to 0.28% in the second quarter of 2020 from 0.42 in the first quarter of the year. Cost of funds also decreased on a linked quarter basis to 0.33% in the second quarter of 2020 from 0.50 in the first quarter of the year.

Mr. Crapps commented, “Our low cost deposits; our ability to borrow against approved lines of credit (federal funds purchased) from correspondent banks; and our ability to obtain advances secured by certain securities and loans from the Federal Home Loan Bank provide ample liquidity as we continue to meet the needs of our customers and to manage through the COVID-19 pandemic.”

Revenue

Net Interest Income/Net Interest Margin

Net interest income increased $326 thousand or 3.5% to $9.743 million for the second quarter of 2020 compared to first quarter net interest income of $9.417 million. Year-over-year, net interest income increased $627 thousand or 6.9% from $9.116 million in the second quarter of 2019. Second quarter net interest margin, on a tax equivalent basis, was 3.38% compared to net interest margin of 3.55% in the first quarter. Second quarter net interest margin, excluding PPP loans, was 3.40%. The net interest margin has declined as a result of multiple factors, including the Federal Reserve reducing the target range for federal funds to near zero with two rate reductions in March of this year totaling 150 basis points; the modest yield earned on the PPP loans; and the excess liquidity on the bank’s balance sheet.

Non-Interest Income

Non-interest income increased 15.7% on a linked quarter basis to $3.387 million in the second quarter of 2020, an increase from $2.928 million in the first quarter of this year. Year-over-year, non-interest income, adjusted for securities gains and losses, increased 12.1% from $3.022 million in the second quarter of 2019. Revenues in the mortgage line of business increased 27.0% year-over-year to $1.572 million compared to $1.238 million in the second quarter of 2019. On a linked quarter basis, mortgage revenue increased 60.1% from $982 thousand in the first quarter. Mortgage loan production increased 46.1% year-over-year from $36.89 million in the second quarter of 2019 to $53.89 million in the second quarter of 2020. Revenue in the investment advisory line of business increased 5.8% on a linked quarter basis to $671 thousand in the second quarter of 2020 from $634 thousand in the first quarter and year-over-year increased 37.2% from $489 thousand in the second quarter of 2019. It is noteworthy that the assets under management (AUM), which was $369.7 million at December 31, 2019, declined to $319.7 million at March 31, 2020, bounced back to $390.7 million at June 30, 2020. Mr. Crapps commented, “Our strategy of multiple revenue streams continues to serve us well as we focus our efforts to accelerate growth in these lines of business. Our mortgage line of business had a record quarter and revenues in our investment advisory line of business continue to grow. We are pleased with the activity and momentum in each of our business units.”

Non-Interest Expense

Non-interest expense was $9.131 million in the second quarter of 2020, compared to $9.038 million in the first quarter of 2020. Salaries and benefits expense increased $187 thousand which was mainly related to increased commissions paid on higher production in the mortgage line of business and temporary help and overtime pay in the mortgage support areas.

About First Community Corporation

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and series, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, and Greenville, South Carolina markets as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipated’, “expects”, “intends”, “believes”, “may”, “likely”, “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors, include, among others, the following: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected including, but not limited to, due to the negative impacts and disruptions resulting from the recent outbreak of the novel coronavirus, or COVID-19, on the economies and communities we serve, which may have an adverse impact on our business, operations, and performance, and could have a negative impact on our credit portfolio, share price, borrowers, and on the economy as a whole both domestically and globally; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, or the “CARES Act”; (5) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (6) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; and (7) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION
BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	As of
	June 30,	December 31,	June 30,
	2020	2019	2019

Total Assets	$1,324,800	$1,170,279	$1,115,968
Other Short-term Investments[1]	77,666	32,741	24,898
Investment Securities	297,972	288,792	252,302
Loans Held for Sale	33,496	11,155	8,730
Loans
Paycheck Protection Program (PPP) Loans	47,865	—	—
Non-PPP Loans	769,507	737,028	726,707
Total Loans	817,372	737,028	726,707
Allowance for Loan Losses	8,936	6,627	6,362
Goodwill	14,637	14,637	14,637
Other Intangibles	1,283	1,483	1,742
Total Deposits	1,118,872	988,201	937,391
Securities Sold Under Agreements to Repurchase	45,651	33,296	33,889
Federal Home Loan Bank Advances	—	211	221
Junior Subordinated Debt	14,964	14,964	14,964
Shareholders’ Equity	130,801	120,194	117,489

Book Value Per Common Share	$17.47	$16.16	$15.64
Tangible Book Value Per Common Share	$15.35	$13.99	$13.46
Equity to Assets	9.87%	10.27%	10.53%
Tangible Common Equity to Tangible Assets	8.78%	9.02%	9.20%
Loan to Deposit Ratio (Includes Loans Held for Sale)	76.05%	75.71%	78.46%
Allowance for Loan Losses/Loans	1.09%	0.90%	0.88%

Regulatory Capital Ratios (Bank):
Leverage Ratio	9.31%	9.97%	10.20%
Tier 1 Capital Ratio	13.02%	13.47%	13.47%
Total Capital Ratio	14.03%	14.26%	14.25%
Common Equity Tier 1 Capital Ratio	13.02%	13.47%	13.47%
Tier 1 Regulatory Capital	$115,788	$112,754	$110,756
Total Regulatory Capital	$124,724	$119,381	$117,118
Common Equity Tier 1 Capital	$115,788	$112,754	$110,756

1 Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Average Balances:	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019

Average Total Assets	$1,269,244	$1,103,347	$1,222,797	$1,096,371
Average Loans (Includes Loans Held for Sale)	824,842	728,711	789,250	726,398
Average Earning Assets	1,171,183	1,005,402	1,124,213	999,464
Average Deposits	1,060,087	924,200	1,014,732	916,513
Average Other Borrowings	68,913	50,012	69,623	53,290
Average Shareholders’ Equity	126,916	117,255	125,190	115,529

Asset Quality:	As of
	June 30,	March 31,	December 31,
	2020	2020	2019
Loan Risk Rating by Category (End of Period)
Special Mention	$2,849	$3,950	$4,936
Substandard	5,300	4,467	4,691
Doubtful	—	—	—
Pass	809,223	741,112	727,401
	$817,372	$749,529	$737,028
Nonperforming Assets
Non-accrual Loans	$1,806	$1,739	$2,329
Other Real Estate Owned and Repossessed Assets	1,449	1,481	1,410
Accruing Loans Past Due 90 Days or More	—	168	—
Total Nonperforming Assets	$3,255	$3,388	$3,739
Accruing Trouble Debt Restructurings	$1,613	$1,635	$1,669

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2019	2020	2019
Loans Charged-off	$16	$13	$17	$23
Overdrafts Charged-off	9	30	31	53
Loan Recoveries	(11)	(32)	(20)	(44)
Overdraft Recoveries	(6)	(10)	(12)	(17)
Net Charge-offs (Recoveries)	$8	$1	$16	$15
Net Charge-offs to Average Loans[2]	0.00%	0.00%	0.00%	0.00%

2 Annualized

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2020	2019	2020	2019	2020	2019

Interest income	$10,666	$10,606	$10,710	$10,374	$21,376	$20,980
Interest expense	923	1,490	1,293	1,354	2,216	2,844
Net interest income	9,743	9,116	9,417	9,020	19,160	18,136
Provision for loan losses	1,250	9	1,075	105	2,325	114
Net interest income after provision	8,493	9,107	8,342	8,915	16,835	18,022
Non-interest income
Deposit service charges	210	380	399	411	609	791
Mortgage banking income	1,572	1,238	982	844	2,554	2,082
Investment advisory fees and non-deposit commissions	671	489	634	438	1,305	927
Gain (loss) on sale of securities	—	164	—	(29)	—	135
Gain (loss) on sale of other assets	—	(3)	6	—	6	(3)
Other	934	918	907	845	1,841	1,763
Total non-interest income	3,387	3,186	2,928	2,509	6,315	5,695
Non-interest expense
Salaries and employee benefits	5,840	5,210	5,653	5,170	11,493	10,380
Occupancy	679	647	643	655	1,322	1,302
Equipment	298	389	318	386	616	775
Marketing and public relations	247	430	354	175	601	605
FDIC assessment	88	71	42	74	130	145
Other real estate expenses	40	18	35	29	75	47
Amortization of intangibles	95	132	105	132	200	264
Other	1,844	1,743	1,888	1,702	3,732	3,445
Total non-interest expense	9,131	8,640	9,038	8,323	18,169	16,963
Income before taxes	2,749	3,653	2,232	3,101	4,981	6,754
Income tax expense	532	772	438	606	970	1,378
Net income	$2,217	$2,881	$1,794	$2,495	$4,011	$5,376

Per share data
Net income, basic	$0.30	$0.38	$0.24	$0.33	$0.54	$0.70
Net income, diluted	$0.30	$0.37	$0.24	$0.32	$0.54	$0.70

Average number of shares outstanding - basic	7,435,933	7,626,559	7,427,257	7,633,908	7,431,595	7,628,868
Average number of shares outstanding - diluted	7,465,212	7,704,221	7,472,956	7,724,780	7,467,755	7,708,267
Shares outstanding period end	7,486,151	7,511,164	7,462,247	7,664,967	7,486,151	7,511,164

Return on average assets	0.70%	1.05%	0.61%	0.93%	0.66%	0.99%
Return on average common equity	7.03%	9.86%	5.84%	8.89%	6.44%	9.38%
Return on average common tangible equity	8.04%	11.46%	6.72%	10.41%	7.39%	10.95%
Net interest margin (non taxable equivalent)	3.35%	3.64%	3.52%	3.68%	3.43%	3.66%
Net interest margin (taxable equivalent)	3.38%	3.67%	3.55%	3.73%	3.46%	3.70%
Efficiency ratio[1]	69.00%	70.62%	72.79%	71.31%	70.83%	70.95%

1 Calculated by dividing non-interest expense by net interest income on tax equivalent basis and non interest income, excluding gains (losses) on sales of securities and other assets.

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and Rates
on Average Interest-Bearing Liabilities

	Three months ended June 30, 2020			Three months ended June 30, 2019
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$31,816	$217	2.74%	$—	$—	NA
Non-PPP loans	793,026	8,801	4.46%	728,711	8,792	4.84%
Total loans	824,842	9,018	4.40%	728,711	8,792	4.84%
Securities	294,915	1,611	2.20%	250,316	1,658	2.66%
Other short-term investments	51,426	37	0.29%	26,375	156	2.37%
Total earning assets	1,171,183	10,666	3.66%	1,005,402	10,606	4.23%
Cash and due from banks	14,820			13,998
Premises and equipment	34,837			35,765
Goodwill and other intangibles	15,967			16,443
Other assets	40,489			38,094
Allowance for loan losses	(8,052)			(6,355)
Total Assets	$1,269,244			$1,103,347

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$232,611	$59	0.10%	$202,096	$135	0.27%
Money market accounts	203,641	179	0.35%	177,039	481	1.09%
Savings deposits	108,608	17	0.06%	107,638	36	0.13%
Time deposits	165,995	481	1.17%	176,715	528	1.20%
Other borrowings	68,913	187	1.09%	50,012	310	2.49%
Total interest-bearing liabilities	779,768	923	0.48%	713,500	1,490	0.84%
Demand deposits	349,232			260,712
Other liabilities	13,328			11,880
Shareholders’ equity	126,916			117,255
Total liabilities and shareholders’ equity	$1,269,244			$1,103,347

Cost of deposits, including demand deposits			0.28%			0.51%
Cost of funds, including demand deposits			0.33%			0.61%
Net interest spread			3.18%			3.39%
Net interest income margin - excluding PPP loans		$9,526	3.36%		$9,116	3.64%
Net interest income/margin - including PPP loans		$9,743	3.35%		$9,116	3.64%
Net interest income/margin (tax equivalent) - excl. PPP loans		$9,629	3.40%		$9,210	3.67%
Net interest income/margin (tax equivalent) - incl. PPP loans		$9,846	3.38%		$9,210	3.67%

FIRST COMMUNITY CORPORATION
Yields on Average Earning Assets and Rates
on Average Interest-Bearing Liabilities

	Six months ended June 30, 2020			Six months ended June 30, 2019
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans
PPP loans	$15,908	$217	2.74%	$—	$—	NA
Non-PPP loans	773,342	17,628	4.58%	726,398	17,401	4.83%
Total loans	789,250	17,845	4.55%	726,398	17,401	4.83%
Securities	290,624	3,337	2.31%	251,114	3,315	2.66%
Other short-term investments	44,339	194	0.88%	21,952	264	2.43%
Total earning assets	1,124,213	21,376	3.82%	999,464	20,980	4.23%
Cash and due from banks	14,926			13,680
Premises and equipment	34,920			35,645
Goodwill and other intangibles	16,015			16,509
Other assets	40,089			37,407
Allowance for loan losses	(7,366)			(6,334)
Total assets	$1,222,797			$1,096,371

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$224,405	162	0.15%	$198,270	284	0.29%
Money market accounts	200,967	528	0.53%	178,201	822	0.93%
Savings deposits	106,191	46	0.09%	107,779	71	0.13%
Time deposits	167,696	1,019	1.22%	178,424	1,005	1.14%
Other borrowings	69,623	461	1.33%	53,290	662	2.51%
Total interest-bearing liabilities	768,882	2,216	0.58%	715,964	2,844	0.80%
Demand deposits	315,473			253,839
Other liabilities	13,252			11,039
Shareholders’ equity	125,190			115,529
Total liabilities and shareholders’ equity	$1,222,797			$1,096,371

Cost of deposits, including demand deposits			0.35%			0.48%
Cost of funds, including demand deposits			0.41%			0.59%
Net interest spread			3.24%			3.43%
Net interest income margin - excluding PPP loans		$18,943	3.44%		$18,136	3.66%
Net interest income/margin - including PPP loans		$19,160	3.43%		$18,136	3.66%
Net interest income/margin (tax equivalent) - excl. PPP loans		$19,124	3.47%		$18,344	3.70%
Net interest income/margin (tax equivalent) - incl. PPP loans		$19,341	3.46%		$18,344	3.70%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	June 30,	December 31,	June 30,
Tangible book value per common share	2020	2019	2019
Tangible common equity per common share (non-GAAP)	$15.35	$13.99	$13.46
Effect to adjust for intangible assets	2.12	2.17	2.18
Book value per common share (GAAP)	$17.47	$16.16	$15.64
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	8.78%	9.02%	9.20%
Effect to adjust for intangible assets	1.09%	1.25%	1.33%
Common equity to assets (GAAP)	9.87%	10.27%	10.53%

Return on average tangible common equity	Three months ended June 30,		Three months ended March 31,		Six months ended June 30,
	2020	2019	2020	2019	2020	2019
Return on average common tangible equity (non-GAAP)	8.04%	11.46%	6.72%	10.41%	7.39%	10.95%
Effect to adjust for intangible assets	(1.01)%	(1.60)%	(0.88)%	(1.52)%	(0.95)%	(1.57)%
Return on average common equity (GAAP)	7.03%	9.86%	5.84%	8.89%	6.44%	9.38%

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,
Pre-tax, pre-provision earnings	2020	2020	2019	2020	2019
Pre-tax, pre-provision earnings (non-GAAP)	$3,999	$3,307	$3,662	$7,306	$6,686
Effect to adjust for pre-tax, pre-provision earnings	(1,782)	(1,513)	(781)	(3,295)	(1,310)
Net Income (GAAP)	$2,217	$1,794	$2,881	$4,011	$5,376

	Three months ended		Six months ended
	June 30,		June 30,
Net interest margin excluding PPP Loans	2020	2019	2020	2019
Net interest margin excluding PPP loans (non-GAAP)	3.36%	3.64%	3.44%	3.66%
Effect to adjust for PPP loans	(0.01)%	N/A	(0.01)%	N/A
Net interest margin (GAAP)	3.35%	3.64%	3.43%	3.66%

	Three months ended		Six months ended
	June 30,		June 30,
Net Interest Margin on a tax-equivalent basis excluding PPP Loans	2020	2019	2020	2019
Net interest margin on a tax-equivalent basis excluding PPP loans (non-GAAP)	3.40%	3.67%	3.47%	3.70%
Effect to adjust for PPP loans	(0.02)%	N/A	(0.01)%	N/A
Net interest margin on a tax equivalent basis (GAAP)	3.38%	3.67%	3.46%	3.70%

	June 30,	March 31,	Growth Rate	Annualized Growth
Loans and loan growth	2020	2020	Dollars	Rate
Non-PPP Loans (non-GAAP)	$769,507	$749,529	$19,978	10.7%
PPP Loans	47,865	—	47,865	N/A
Total Loans (GAAP)	$817,372	$749,529	$67,843	36.4%

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “tangible book value at period end,” “tangible common shareholders’ equity to tangible assets,” “return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Net interest margin excluding PPP loans,” “Net interest margin on a tax-equivalent basis excluding PPP loans.”, and “Non-PPP Loans and loan growth,” “Tangible book value at period end” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding. “Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets. “Return on average tangible common equity is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets”. “Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense. “Net interest margin excluding PPP loans” and “Net interest margin on a tax-equivalent basis excluding PPP loans” are calculated by determining the net interest income less PPP loan interest income divided by average earning assets less the average balance of PPP loans. “Non-PPP Loan growth - dollars” is calculated by taking the difference between two time periods compared for Total Loans less PPP Loans.  “Non-PPP Loans – annualized growth rate” is calculated by (i) dividing “Non-PPP Loans Loan Growth - dollars” by the number of days between the two time periods compared (ii) times the number of days in the year (iii) divided by the prior time period. Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.